SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2013

SCHLUMBERGER N.V. (SCHLUMBERGER LIMITED)

(Exact name of registrant as specified in its charter)

Curaçao	1-4601	52-0684746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42, rue Saint-Dominique, Paris, France 75007

5599 San Felipe, 17th Floor, Houston, Texas 77056

Parkstraat 83, The Hague, The Netherlands 2514 JG

(Addresses of principal executive offices and zip or postal codes)

Registrant’s telephone number in the United States, including area code: (713) 375-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in the Current Report on Form 8-K of Schlumberger Limited (“Schlumberger”) filed with the Securities and Exchange Commission on May 14, 2013, Satish Pai, formerly Schlumberger’s Executive Vice President, Operations, changed roles and assumed the position of Advisor to the Chief Executive Officer.

In connection with Mr. Pai’s changed role, Schlumberger and Mr. Pai entered into an employment agreement (the “Agreement”) dated June 11, 2013 to be effective as of July 1, 2013 setting forth certain terms of Mr. Pai’s employment with Schlumberger through June 30, 2015 (the “Term”).

Under the Agreement, Mr. Pai will receive payments and benefits consisting of (1) €400,000, to be paid no later than January 31, 2014; (2) €308,180, being equal to the Supplementary French Defined Benefit Pension Plan earned and valued as of June 2013, to be paid no later than January 1, 2017; (3) cash in an amount equal to accrued and unused vacation as of June 30, 2013; and (4) reimbursement for reasonable business expenses incurred in the normal course of performing his duties under the Agreement.

During the Term, Mr. Pai will generally continue to vest in stock options previously granted to him under Schlumberger’s stock option plans in accordance with the terms of those plans and any applicable agreement. If Mr. Pai is terminated other than for cause or upon his employment with an unauthorized competitor, he will have the period to exercise previously granted stock options provided under the respective plan rules, to the extent that such stock options were exercisable as of the date of his termination.

The Agreement contains certain provisions that would apply in the event of termination of Mr. Pai’s employment. The Agreement also contains confidentiality, return of property and noncompetition covenants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHLUMBERGER N.V.
(SCHLUMBERGER LIMITED)

By:	/s/ Howard Guild
Howard Guild
Chief Accounting Officer

Date: June 17, 2013

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